EXHIBIT 99.1

Subject Company: Heritage Financial Holding Corporation

Commission File No.: 000-31823

Contact:	Larry R. Mathews
President and Chief Executive Officer
(256) 301-6600
lmathews@heritageonline.com

FOR IMMEDIATE RELEASE

Heritage Financial Holding Corporation Announces Stockholder

Approval of Merger with The Peoples Holding Company

DECATUR, Ala. (December 30, 2004) – Heritage Financial Holding Corporation (“Heritage”) (OTC: HBFH) announced that its stockholders voted Tuesday to approve the merger of Heritage into The Peoples Holding Company (“Peoples”) (Amex: PHC) which will survive the merger.

With a quorum present for the stockholder vote, 99.4% of the votes cast were in favor of the transaction. Peoples and Heritage have received all regulatory approvals necessary to proceed with the merger. Larry R. Mathews, President and Chief Executive Officer of Heritage, commented, “We are delighted with the overwhelming stockholder support for the merger. We believe this represents an outstanding opportunity for our stockholders as we align ourselves with a high-performance organization like Peoples. Also, the increased lending capacity and additional services will enhance our ability to serve our customers while maintaining a community bank atmosphere.” The parties expect to close the transaction on January 1, 2005. Peoples and Heritage plan to consolidate their operations under the name “Renasant Bank” on February 1, 2005.

Heritage is the parent corporation of Heritage Bank, which operates eight banking offices in Decatur, Huntsville and Birmingham and of Heritage Insurance Agency, LLC. Heritage reported assets of approximately $544 million as of September 30, 2004.

Peoples, the parent company of The Peoples Bank & Trust Company, Mississippi’s fourth largest commercial bank headquartered in the state, The Peoples Insurance Agency, Inc. and Renasant Bank of Germantown, Tennessee, has assets of approximately $1.7 billion and operates 50 community bank, insurance and financial services offices in 29 cities in Mississippi and Tennessee.

CAUTIONARY STATEMENT REGARDING FORWARD – LOOKING STATEMENTS

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Peoples and Heritage wish to caution readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in regional and national economic and business conditions; changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors; possible changes in monetary and fiscal policies, laws and regulations; and the effects or other risks and factors identified in the companies’ filings with the Securities and Exchange Commission. The parties do not undertake, and specifically disclaim, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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